MERCER FUNDS
CLASS S SHARES
MARKETING AND SHAREHOLDER SERVICES PLAN
     WHEREAS, the Mercer Funds (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and
     WHEREAS, shares of beneficial interest of the Trust are currently divided into separate series (each a “Fund” and collectively the “Funds”), listed in the attached Appendix A, as amended from time to time; and
     WHEREAS, the Trust, on behalf of the Funds, desires to arrange for the provision of certain marketing shareholder services to the holders of the Class S shares of the Funds under the terms and conditions described herein;
     NOW, THEREFORE, the Trust hereby adopts this Marketing and Shareholder Services Plan (the “Plan”) on behalf of the Class S shares of the Funds in accordance with Rule 12b-1 under the 1940 Act, subject to the following terms and conditions:
     1. Each Fund shall pay to MGI Funds Distributors, Inc. (the “Distributor”), Mercer Investment Management, Inc. (“MIM”) or their affiliates a fee in an amount or at a rate not to exceed 0.25% on an annual basis of the average daily net asset value of the Class S shares of the Fund (the “Fee”). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board of Trustees (the “Board”) of the Trust shall determine.
     2. The Distributor and MIM shall use the Fee paid to them pursuant to Paragraph 1 hereof for marketing activities (“Marketing Services”), which may be used, among other things, for the preparation and distribution of advertisements, sales literature and prospectuses and reports used for sales purposes, as well as compensation related to sales and marketing personnel and payments to dealers and others for marketing related services. The Fee may also be used to compensate dealers and others that have entered into an agreement with the Distributor or MIM for Marketing Services that include attracting shareholders to Class S shares of the Fund.
     3. The Fee described in Paragraph 1 may also be used to pay authorized persons (the “Authorized Service Providers”) who enter into agreements with the Distributor or MIM to provide services to Class S shareholders of the Fund. For purposes of the Plan, “service activities” shall include any personal services or account maintenance services, which may include but are not limited to: assisting beneficial shareholders with purchase, exchange and redemption requests; activities in connection with the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing sub-accounting services for Class S shares of a Fund held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; disseminating information about the Fund; and general account administration activities. Other expenses of an Authorized Service Provider related to its “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities. An Authorized Service Provider is authorized to pay its affiliates and independent third party service providers for performing service activities consistent with this Plan. In addition, the Class S shares may pay Fees to unaffiliated mutual fund supermarkets that maintain investor accounts and provide shareholder servicing and recordkeeping services for holders of Class S Shares.
     4. The Plan shall not take effect with respect to the Class S shares of a Fund until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the “Plan Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements, except that a meeting at which a related agreement between a Fund and a non-affiliated service provider is approved need not be an in-person meeting. For purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the Trust, the Trust’s investment advisor, any sub-advisor, or the Trust’s distributor.
     5. The Plan shall continue in full force and effect as to the Class S shares of a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 4 hereof.
     6. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or a related agreement shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Authorized Service Providers shall provide to the Distributor or MIM, for provision to the Trustees, and the Trustees shall review such reports and information as the Trustees may require, which may be specified in the related agreement.
     7. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide, with respect to a Fund, that:

(a) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding Class S shares of the Fund, on or not more than 60 days’ written notice to any other party to the agreement; and
     (b) such agreement shall terminate automatically in the event of its assignment.
     8. This Plan, or any agreements entered into pursuant to this Plan, may be terminated with respect to the Class S shares of a Fund at any time, without penalty, by vote of a majority of the Trustees and a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Class S shares of the affected Fund.
     9. While this Plan is in effect, the Board shall satisfy the fund governance standards as defined under Rule 0-1(a)(7) under the 1940 Act.
     10. As used in this Plan, the terms “majority of the outstanding voting securities” and “assignment” shall have the same meanings as those terms have in the 1940 Act.
     11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.
     12. The Trustees and the holders of the Class S shares of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and an Authorized Service Provider or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or holders of Class S shares.
     13. The Plan may be amended at any time with respect to the Class S shares of a Fund provided that no amendment to increase materially the amount of the Fee provided for in Paragraph 1 hereof without shareholder approval and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 4 hereof.

     IN WITNESS WHEREOF, the Trust has executed this Marketing and Shareholder Services Plan on the day and year set forth below.
     Date: September 23, 2011

ATTEST:		MERCER FUNDS

By:	/s/ Evelyn De Simone	By:	/s/ Rich Joseph
Name:	Evelyn De Simone	Name:	Rich Joseph
Title:	Legal Product Specialis	Title:	Vice President and Treasurer

APPENDIX A
Mercer US Large Cap Growth Equity Fund
Mercer US Large Cap Value Equity Fund
Mercer US Small/Mid Cap Growth Equity Fund
Mercer US Small/Mid Cap Value Equity Fund
Mercer Non-US Core Equity Fund
Mercer Emerging Markets Equity Fund
Mercer Core Opportunistic Fixed Income Fund
Mercer US Short Maturity Fixed Income Fund
Date: September 23, 2011